Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-109349, 333-69806, 333-58143, 333-38827, 333-42124, 333-01215, and 333-04293) and Form S-4 (333-104965) of Catellus Development Corporation of our report, dated March 4, 2005, relating to the consolidated financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of the internal control over financial reporting, which appears in this Form 10-K.

/s/    PRICEWATERHOUSECOOPERS LLP

San Francisco, California

March 4, 2005